Exhibit E-1



         Pursuant to Securities and Exchange Commission Regulations, 17 C.F.R.
Part 232.304, Rochester Gas and Electric Corporation ("RG&E") hereby submits a summary of Exhibit E-1 since that exhibit contains graphic information which cannot be filed electronically.

         Exhibit E-1 is a map showing RG&E's gas and electric service territory. The map, through color designations, shows the counties or portions thereof, in the greater Rochester, New York area, within RG&E's service territory for gas service or electric service, or both. This map also contains a small detail of the entire state showing the location of RG&E's service territory.